U. S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities and Exchange Act of 1934.

Diversified Bio-Medics, Inc.

(Name of Registrant as specified in its charter)

Nevada	03-0510607
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

264 H Street, Suite A, Blaine, WA 98230

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number:  360-332-3210

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class      Name of each exchange on which

to be so registered      each class is to be registered

               None

                          __________________________

Securities to be registered pursuant to Section 12(g) of the Act:

______________  Common Stock, par value $0.001 per share                                  __________

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer

[  ]

Accelerated filer

[  ]

Non-accelerated filer

[  ]

Smaller reporting company

[X]

TABLE OF CONTENTS

ITEM 1 - DESCRIPTION OF BUSINESS

3

ITEM 1A - RISK FACTORS

ITEM 2 – FINANCIAL INFORMATION

7

ITEM 3 –PROPERTIES

10

ITEM 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

10

ITEM 5 – DIRECTORS AND EXECUTIVE OFFICERS

10

ITEM 6 - EXECUTIVE COMPENSATION.

14

ITEM 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.                                                                                                           15

ITEM 8 – LEGAL PROCEEDINGS

15

ITEM 9 - MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.                                          16

ITEM 10 - RECENT SALES OF UNREGISTERED SECURITIES

16

ITEM 11 - DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

16

ITEM 12 - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

18

ITEM 13 – FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

19

ITEM 14 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE                                                                                 14

ITEM 15 – FINANCIAL STATEMENTS AND EXHIBITS

14

SIGNATURES

14

ITEM 1 - DESCRIPTION OF BUSINESS

General Information

Except for statements of historical fact, certain information in this document contains “forward-looking statements” that involve substantial risks and uncertainties.  You can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” ‘would,” or similar words.  The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations, or of our financial position, or state other “forward-looking” information.  The Company believes that it is important to communicate our future expectations to our investors.  However, there may be events in the future that we are not able to accurately predict or control.  Further, we urge you to be cautious of the forward-looking statements that are contained in this Form 10 because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses.  These factors may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements.  The occurrence of any of these events could have a material adverse effect on our business, results of operations and financial position.

Corporate History

Diversified Bio-Medics, Inc. (the “Company” or “DBM”) was organized on March 14, 2003, in the State of Nevada, for the purpose of engaging in any lawful activity.  The Company’s current head office is located at 264 H Street, Suite A, Blaine, WA 98230.

Business of Issuer

Diversified Bio-Medics, Inc. is a contract bio-manufacturing (CMO) company that services the biopharmaceutical industry, by using automated single-use technology systems to meet the requirements of our customers.  DBM’s future validated current Good Manufacturing Practice (cGMP) facilities will help biotechnology and biopharmaceutical companies expedite their development of candidate biopharmaceuticals. DBM is focussing on cGMP manufacturing of material for clinical trial and filling the gap between research material and commercial production with emphasis on speed, cost and flexibility.

Biopharmaceutical companies must plan in advance for commercial production, yet still face the risk that a product will fail to gain approval.  In this context, a contract manufacturing organization has a strong appeal.  By having the manufacturing infrastructure in place, DBM spares young companies expense and provides established companies a cost effective means of limited production.  The facilities, instead of being built for the purpose of one product, can be shared among products and clients, so the success of DBM does not rest on a single Health Canada/FDA/EMEA decision for a particular product.

A contract manufacturer, such as DBM, is sought and hired as part of the company’s overall strategic plan.  The pharmaceutical or biotech company can focus on its main business, namely research and development and marketing, while DBM ensures the entire manufacturing process, including validation, license application and packaging is successfully executed.  A successful outsourcing partnership should reduce expenses.

Today’s pharmaceutical markets demand special tailor-made application systems that highlight a product’s advantages.  DBM is developing manufacturing capabilities to deliver these new application systems.  DBM is working to develop expertise in working with new and highly sensitive products such as monoclonal antibodies, enzymes, interferon, and GNRH-analogs vaccine and other recombinant and gene therapy material.

DBM’s drug development services and cGMP manufacturing are the areas where the Company concentrates its expertise.  If requested, DBM will be able to optimize the form of administration for the new drug during the clinical development stage in order to create a seamless, streamlined swift and economic manufacturing process for full production.  This significantly accelerates the time-to-market for new pharmaceutical products and maximizes market impact.  The company simultaneously prepares a validation protocol necessary for approval by regulatory agencies (FDA/Health Canada/EMEA).

The Market

The global CMO market was estimated at US$12.8 billion in 2002 and is forecasted to grow to an annual rate of 10% to reach US$20.5 billion by the end of 2008, according to a research report from Business Insight: Contract Manufacturing Strategies, 2008. Outsourcing biologics production has become increasingly common during the past decade with more than half of biologics manufacturers outsourcing at least some of their production. Analysts estimate that going forward there will be an annual 5% increase in the number of biologics companies beginning to outsource. Genomics, proteomics, and bioinformatics are all projecting growth in the industry.

Biotechnology companies have created over 200 new therapies and vaccines, including products to treat cancer, diabetes, HIV/AIDS, and autoimmune disorders.  More that 700 biotech drug products and vaccines are currently in trials targeting more than 300 diseases, including various cancers, Alzheimer’s disease, heart disease, diabetes, multiple sclerosis, AIDS, and arthritis.

Partnering is most advantageous for smaller companies, whose funds can carry a product’s development much further when applied to hiring a CMO, instead of building their own bio-manufacturing infrastructure. It also reduces the risk of investing in a plant that produces a drug that turns out to be unprofitable.

Business Opportunity

Traditionally, bio-pharmaceutical and pharmaceutical firms have used stainless steel manufacturing systems to produce their product.  However, with the advent of single use disposable manufacturing technology, companies like DBM are able to produce a higher quality product at less cost due to reduced investment in equipment, raw materials and floor space requirements.

The disposable technology is also much more environmentally friendly, as it uses a fraction of the water and electricity of a conventional stainless steel factory. Moreover, the amount of wastewater and hazardous waste is a fraction of what is produced with conventional technology.

One of the greatest challenges facing biotech executives is securing manufacturing capacity for products that are under development and years away from launch.  They face a choice between multiple alternatives which include building internal capabilities, outsourcing manufacturing to a CMO – cGMP facility, or other strategies that combine aspects of the two.  These decisions involve significant capital investment on the part of biotechnology companies, as well as the opportunity cost of allocating funds away from other important initiatives, such as further research and development costs.

The pharmaceutical or biotech company can focus on its main business, namely research and development and marketing, while the contractor takes care of the entire manufacturing process, including validation, license application and packaging.  A successful outsourcing partnership should decrease expenses.

If the shortage of current Good Manufacturing Practice (cGMP) bio-manufacturing capacity and related services grows more pronounced, DBM will offer biotechnology companies the means to accelerate their development of candidate biopharmaceutical compounds based on FlexFactory™* Biomanufacturing Platform.

 As outlined in the Xcellerex Corporate Profile document, “the biotherapeutic and vaccine markets are undergoing enormous growth and change (www.xcellerex.com).  More than 500 products, including therapeutic proteins, monoclonal antibodies, and vaccines are in clinical development and approximately 100 are on the market today. The vaccine industry is undergoing a renaissance driven by scientific advances, the commercial success of new products, and an urgent need for new products to meet the twin threats of pandemic influenza and bioterrorism. In addition, the industry is undergoing a shift from egg-based to cell-based fermentation.

Increasingly, traditional bio-manufacturing models — fixed dedicated facilities and outsourced, contract manufacturing (CMO) — have become development and commercial barriers. For the growing number of bio-molecules aimed at specific subpopulations within a disease class, traditional manufacturing economics will not yield acceptable returns-on-investment. In addition, many companies that have not pursued bio-molecules to date find that the lack of manufacturing expertise represents a major barrier to entry. Traditional outsourcing is not an option for many companies simply due to the lack of CMO capacity and capability and “limited control of destiny.”

A traditional commercial manufacturing facility designed for a single product requires an investment of $100-$300 million and three to five years for construction and validation of its systems. Much of the cost is due to the infrastructure to maintain sterile conditions in reaction vessels and large scale environmental controls to maintain air quality in manufacturing suites.

In addition, the long lead time required to build a new facility increases development risk because manufacturing capacity decisions must be made early, well before it is known whether a product will succeed in the clinic and reach the marketplace. The current CMO model presents significant challenges in efficiency, scalability, timing and control.”

* FlexFactory is a trademark of Xcellerex Corporation, Boston, MA

DBM expects to establish the first Canadian cGMP compliant  bio-manufacturing facility utilizing disposable manufacturing systems in Vancouver, BC, in a 10-15,000 ft2  facility (the “Facility”) utilizing Xcellerex’s FlexFactory™ and related technologies.  DBM and Xcellerex have entered into a preliminary agreement regarding the implementation of the FlexFactory into the Facility as rapidly as possible.  Xcellerex would make its technology available at a cash discount to its current list pricing, and DBM would purchase such technology with cash and equity.

DBM, through its collaborative partnership with Xcellerex, will be using Xcellerex’s FlexFactory technology in its facilities.  A FlexFactory facility layout is planned to eliminate the traditional clean room suite approach for the manufacturing process through the use of Controlled Environmental

Modules (CEM).  The FlexFactory CEM are modular clean rooms that allow for simplified multi-product processing in the same open suite, while minimizing the risk of product contamination caused by operator intervention.  As a result, the need for clean rooms and gowning is dramatically reduced.  In addition, the HVAC system is simplified and far less costly using the FlexFactory system compared to a traditional stainless steel manufacturing facility.

DBM’s use of this technology will be the source of a considerable advantage over traditional stainless steel manufacturing facilities.  Moreover, the FlexFactory allows DBM to quickly and cost effectively expand its manufacturing capacity to meet the growing needs of its customer base.

The technology platform allows manufacturing capacity to be deployed with greater speed and flexibility, and at significantly reduced costs compared with conventional technology. For example, fully integrated manufacturing capacity can be established within one year vs. three-to-five years at a capital reduction of 50% to 75% compared with traditional facilities.

The FlexFactory technology increases manufacturing productivity, allowing rapid changeover for the manufacture of multiple products at the same facility, and the ability to make process changes rapidly and to transfer the entire facility for local manufacturing. The technology is scalable to 5,000L working volume, sufficient for commercializing most products.

Because the FlexFactory is modular, it allows manufacturing capacity to be adjusted rapidly and efficiently to match demand.  FlexFactory can produce biomolecules in all widely used cell lines, including mammalian, insect, fungal, e. coli, and yeast.

Technology

DBM will be building a biopharmaceutical facility in the Lower Mainland area of British Columbia, utilizing Xcellerex’s FlexFactory™ system. Beginning with a single production line, contained in 10,000 sq. ft. of floor space, it is DBM’s intention to produce ten manufacturing runs from September to December 2009.  This should enable DBM to be in a position of producing positive cash flow in its first year of operation. With the facility in full production in 2010, the goal is to produce 24 manufacturing runs from the single production line.

The Vancouver facility will allow DBM to gain experience with Xcellerex’s FlexFactory™ system, as well as beginning the process of training and developing its people, and establishing an entrepreneurial culture.  The building of this capacity will be a huge benefit to DBM as it pursues the various opportunities that come its way.

One of the benefits of the FlexFactory system is that it is possible to double, and perhaps triple, the output of a single production line by adding additional bioreactors downstream, with a relatively modest increase in floor space.  As a result, moving to a second production line could increase production six-fold from the initial single production line used at the start-up of the Vancouver facility.  With this in mind, DBM plans on adding a second production line, as demand warrants the expansion, likely in 2010 or 2011, with the potential to add a third line at a later date.

While DBM’s Vancouver facility may have the capacity to meet much of the demand of the marketplace, it may become a strategic imperative to consider geographic expansion along the Pacific coast as a pre-emptive move to keep competitors from entering this geographic region.

ITEM 1A – RISK FACTORS

Not required by a smaller reporting company.

ITEM 2 – FINANCIAL INFORMATION

Results of Operations

The funds available to the Company from private offerings were for a total of $1,363,090 and were adequate for it to cover general and operating expenses and to begin development under its plan of operation.

The Company pays fees for services to its attorneys, accountants, and transfer agent.  It retains additional services such as technology and assistance in procedures necessary to coordinate the legal, accounting and regulatory filings from its consultants.  A fee is paid for these services.

The Company will require additional cash, either from financing transactions or operating activities, to meet our long-term goals.

The Company estimates expenses over the next twelve months to complete the above tasks to be $5.56M.  The company’s use of proceeds, expected fixed overhead expenses plus construction costs, to complete and operate the business plan as follows:

Capital Expenditures:

Facility Lease

$150,000.00

Facility Renovations

$600,000.00

Equipment Lease costs

$600,000.00

PD Analytical Equip: Lease costs

$200,000.00

Working Capital:

Salaries and wages

            $2,150,000.00

General and Administrative

$250,000.00

Marketing and Promotion

$500,000.00

Professional Fees

$510,000.00

Travel

$100,000.00

Capital Reserves

$500,000.00

Total

            $5,560,000.00

 During the nine-month period ended December 31, 2008, the Company incurred $209,683 in expenses, consisting primarily of $5,720 in advertising expenses, $1,482 in dues and subscription fees, $17,900 in office expenses, $4,613 in telephone expenses, $5,400 in rent, $14,460 in consulting fees, $2,203 in meals and entertainment expenses, $15,561 in travel expenses, $128,264 in salaries and $11,694  in professional fees for legal and accounting fees associated with audited financial statements and consulting fees for development of the Company.

The Company has received $0 revenues from operations to date.

Capital and Liquidity

As of December 31, 2008, we had total current assets of $10,652, and total liabilities of $49,601.

On a long-term basis we do not have sufficient cash to meet our needs and we will require additional cash, either from financing transactions or operating activities, to meet our long-term goals over the next twelve months. The Company will require additional financing over the next twelve months. There can be no assurance that we will be able to obtain additional financing, either in the form of debt or equity, or that, if such financing is obtained, it will be sufficient for our needs or available to us on reasonable terms. In the event that the Company is unable to obtain financing, the Company will seek joint venture partners to assist in development with its technology and products. The Company has had no discussions with potential merger candidates, and has no knowledge of potential joint venture partners at this time.  If we are able to obtain additional financing or structure strategic relationships in order to fund existing or future projects, existing shareholders will likely experience further dilution of their percentage ownership of the Company by the issuance of additional shares to investors under terms not yet negotiated.

The Company has a net loss and deficit accumulated since inception of $3,068,830.

Plan of Operation

Statements contained herein which are not historical facts are forward-looking statements as that term is defined by the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation: established competitors who have substantially greater financial resources and operating histories, regulatory delays or denials, ability to compete as a start-up company in a highly competitive market, and access to sources of capital.

The following discussion and analysis should be read in conjunction with our financial statements and notes thereto included elsewhere in this Form 10. With the exception of the historical information contained herein, the discussion in this Form 10 contains certain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. The cautionary statements made in this Form 10 should be read as being applicable to all related forward-looking statements wherever they appear in this Form 10. The Company's actual results could differ materially from those discussed here.

Our auditors have issued a going concern qualification in their opinion on our financial statements. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay for our expenses.

Strategy

DBM will be focusing on production of biopharmaceuticals for supporting research and industry for new drug development needs in North America and Asia.  In order to facilitate operation, DBM expects to develop an Early Phase Manufacturing Plant and use the Early Phase Manufacturing Plant for initial operation.  The Early Phase Manufacturing Plant will be built on the existing premises utilizing Xcellerex’s (“XRX”) FlexFactory™.  This approach will significantly reduce project cost and associated financial risk. It will promote an innovative biomanufacturing platform which can be rapidly reconfigured to accommodate new processes or process changes, making it the ideal technology to handle a wide range of biological manufacturing processes. A functioning Early Phase Manufacturing Plant will fill an industry gap and create greater flexibility in responding to clients’ scheduling needs.

Objectives

➢

Initiate operation of the first CMO in biopharmaceutical industry with the single use custom tailored technology.

➢

Establish an Early Phase Manufacturing Plant with the state of the art Manufacturing, Process Development, Analytical services using disposable technology for recombinant products from mammalian cell, bacterial cells and yeasts

➢

Initiate Chemistry, Manufacturing & Controls (CMC) development work including CMC preparation to support clients’ Investigational New Drug (IND) in 2009.

➢

Generate positive revenue stream during the first year of the Early Phase Manufacturing Plant operation

➢

Penetrate biopharmaceutical CMO market by identifying and securing initial client pool.

➢

Define business model for the CMO operation: bulk manufacture or bulk manufacture and fill/finish.

➢

Confirm economics for business plan assumptions and bulk manufacturing cost.

Scope

TABLE 1: Project Scope and Timeline

Project Scope	Timeframe
Identify facility suitable for Early Phase Manufacturing Plant operation	Q1-Q2, 2009
Secure financing and approve budget for Early Phase Manufacturing Plant Operation	Q2-Q4, 2009
Sign lease agreement and approve renovation plan	Q2 2009
Hire staff to support renovation (Early Phase Manufacturing Plant ), construction & start up	Q2-Q3 2009
Initiate equipment purchasing	Q2-Q3, 2009
Identify and secure clients for 2009	Q2-Q3, 2009
Facility commissioned	Q4, 2009-Q1, 2010
Start operation	Q2, 2010

Implementing Early Phase Manufacturing Plant operation in Year 1 together with cash flow will bring multiple advantages:

•

Based on in-house Early Phase Manufacturing Plant  experience and established pipeline, the timeline for income will be shifted back one year (the revenue will be available earlier) (see Pro-Forma year 4 + Early Phase Manufacturing Plant )

•

Trained personnel will allow us to establish a parallel operation and smooth transition of Early Phase Manufacturing Plant  operation under the same “roof”

Personnel

DBM expects to use outside consultants for some of the initial work, in addition to the work of the current officers.  However, as DBM expands and increases in production capacity we do expect to increase our personnel significantly.  DBM intends to compensate our personnel in an appropriate manner so as to retain their invaluable expertise and to ensure job satisfaction, motivation, strong morale and high quality work per employee. Please see Item 5 below for additional information.

ITEM 3 –PROPERTIES

Diversified Bio-Medics’ current head office is located at 264 H Street, Suite A, Blaine, WA., 98230.  The office is a 615 square foot space which it rents on a month-to-month basis for $600 per month.

ITEM 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The owners of 5% or more of the Shares, as well as the officers and directors who own Shares as of December 31, 2008, are set forth in the following chart:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class
Common Stock	Garry R. Montgomery, CEO, Member Board of Director	7,500,000	46.4%
Common Stock	Edward N. Onyon, VP.	1,000,000	6.2
Common Stock	All owners and officers and employees as a group	8,500,000	52.6

ITEM 5 – DIRECTORS, EXECUTIVE OFFICERS & SIGNIFICANT EMPLOYEES

The names, ages, and respective positions of the directors, officers, and significant employees of the Company are set forth below.

Name	Position Held with the Company	Age	Date First Elected or Appointed
Garry R. Montgomery	Chairman of the Board, President & CEO, Secretary	59	March 14, 2003
Edward N. Onyon	VP	64	March 01, 2005

Chairman, CEO, Garry R. Montgomery:

Mr. Garry Montgomery has spent the last 25 years in start-up entrepreneurial positions and has significant experience in the areas of business development, legal, accounting and regulatory compliance. A twenty year veteran of the life sciences sector, he has worked extensively in Medical Informatics, Therapeutics, and Pharmaceutics.  Mr. Montgomery has experience in senior management positions with both public and private sector companies, laying foundations and setting strategic direction for the corporate development of those companies. His experience with start-up and early-stage ventures includes: defining corporate long-range objectives, operations, building company infrastructure and management teams, concluding private equity placements, and setting and executing exit strategies for building shareholder value. He has proven experience as a visionary, establishing and directing companies for successful attainment of both short and long-term corporate objectives and revenue milestones.

Mr. Edward N. Onyon Vice President:

During the past 35 years Mr. Edward Onyon has held numerous management and executive positions in both the private and public sectors, including a large minority organization.  He has extensive experience in many areas of business including advisor to executive Boards, human resource management, vocational training, manufacturing, quality control, sales engineering, and in management oversight of various special projects including business expansion construction.  Mr. Onyon has also had executive oversight of several state and federal social programs.  He has also been a consultant to private business enterprises.  He has also served on several Boards including business, charities, a library system, and continues to serve on a Civil Service Commission.

Mr. Onyon earned a Bachelor of Arts degree at California State Long Beach and has studied at several North American Universities including the University of California and the University of Chicago.  He was a post graduate student of Business at Pepperdine University.

Board of Directors

Garry Montgomery

The Officers and Directors have not been involved in legal proceedings that impair their ability to perform their duties as Officers and Directors.

Advisory Board

Mr. Patrick M. Murphy, Vice President Operations, Solstice Neurosciences, Inc.

Patrick Murphy is Vice President of Operations at Solstice Neurosciences, Inc. with global headquarters located in Malvern, Pennsylvania, and Manufacturing and Customer Support located in South San Francisco, California. Solstice is a specialty biopharmaceutical company focused on the development, manufacturing, sales and marketing of toxins. Solstice’s first approved product, Myobloc® Injectable Solution (also know as NeuroBloc® in Europe) represents the only botulinum toxin type B currently available to physicians and patients worldwide. At Solstice, Patrick is responsible for Manufacturing, quality assurance, quality control, facilities, materials management, production planning, technical operations and engineering.

Prior to joining Solstice Neurosciences, Patrick worked at Acologix, Inc., as Vice President of CMC and Operations. Acologix is a biology-based biopharmaceutical company focusing on the identification and development of novel therapeutics for major unmet medical needs. Acologix strives to improve patients’ lives by developing and commercializing innovative biopharmaceuticals targeting “osteo-renal” (bone and kidney) diseases. His responsibilities included contract manufacturing, quality assurance, quality control, pharmaceutical development and operations.

Prior to joining Acologix, Patrick worked at Abgenix, Inc. for 5 years, most recently as Senior Vice President of Production Services. His responsibilities included manufacturing, contract manufacturing, process sciences, quality assurance, quality control, materials management, purchasing and other support functions. As Vice President of Manufacturing, he was responsible for manufacturing, contract manufacturing, engineering, facilities, environmental health and safety, security, materials management, logistics, purchasing and office management. Abgenix is a biopharmaceutical company focused on the development and commercialization of human therapeutic antibodies.

Prior to joining Abgenix, Patrick worked at Genentech, Inc. for nearly 19 years. During that time, he held various positions including Director of Strategic Operations and Director of Biochemical Manufacturing. Patrick played a key role in the development and commercialization of numerous molecules as well as in the design, construction, start up and subsequent approval of many facility projects. He has extensive experience in process scale up, technology transfer and modeling.

Prior to joining Genentech, Patrick worked at Dynapol, Inc. for 5 years. During that time, he held various positions in manufacturing and process development. Dynapol developed and manufactured polymeric food dyes and polymeric antioxidants for use in foods.

Mr. Reed W. Simmons, Response BioMedical, Operations and Corporate Development.

Reed W. Simmons, a senior biotechnology and biomedical executive, has over 30-years of biomedical and biotechnology management experience.  For more than 18-years, Mr. Simmons held various manufacturing and operational management positions, directly related to biotechnology and biomedical manufacturing, for divisions of pharmaceutical companies Smith-Kline Beckman, Bristol-Myers Squibb, and Sanofi-Synthelabo S.A.  In 1985, Mr. Simmons joined the management team of one of Seattle’s earliest biotechnology start-ups, Genetic Systems Corporation, and was an integral part of developing and commercializing the company’s first products.  Those efforts resulted in one of the first Establishment and Biological Product Licenses for HIV in the U.S., and eventually, four additional Biological Product Licenses.  From 1993 to 1999, Mr. Simmons was Vice-President & General Manager of a U.S. operating division of the French pharmaceutical company Sanofi-Synthelabo S.A., then the owner of Genetic Systems Corporation, and held full U.S. P&L responsibility in that role.  In 1999, the division was sold to Bio-Rad Laboratories of Hercules, CA.  Mr. Simmons has since turned his interests to working with start-up and emerging biotechnology and biomedical companies by providing consultation and interim operational management and support.

Mr. Hank Szeto, BioMarin Pharmaceuticals, Facilities Development:

Mr. Hank Szeto brings over 27 years of experience from major pharmaceutical/biotechnology operating companies.  He is recognized as a veteran in the industry for his solid project and organization leadership, and for his ability to build and manage strong, cohesive, high performance teams. Starting with the design and construction of the first large scale mammalian cell culture plant in the United States, through the conclusion of the Vacaville Second Manufacturing Site, Mr. Szeto has provided direction and technical expertise for most of Genentech’s pilot and manufacturing facilities, R&D labs, and vivariums.  More recently, Mr. Szeto completed an award-winning cGMP Clinical Manufacturing Plant for Abgenix.  This project is distinguished by its functionality, cost effectiveness, and short, aggressive construction schedule. Mr. Szeto holds a Bachelor of Science degree in Mechanical Engineering and Minor in Industrial Engineering from the California Polytechnic State University in San Luis Obispo.

Dr. Mark Lee, Trinity Western University, MBA Program, Corporate Development

Dr. Lee began his career in a family-owned real estate and insurance business in Ontario in 1984. In 1991, after completing his MBA, Mark moved to Saskatchewan to teach undergraduate business at Briercrest College, in Saskatchewan, then later taught graduate studies in leadership and management.  While at Briercrest, Mark also took on the role of Vice President of Finance and Operations, which required doing a significant turnaround of the organization’s finances and operations.  In 1999, Mark became the President & CEO of Lakeland College in Alberta.  During his tenure as President, the College grew from 3,000 students to over 10,000 students, and grew revenues from $24 million to around $47 million.  In the summer of 2005, Dr. Lee left Lakeland to return to the classroom at Trinity Western University.  Since arriving at Trinity Western University, Mark has been appointed the Director of the MBA program, and has launched both the MBA program and the iMBA program.

As a senior executive and professor with advanced training in both finance and human resource management, Dr. Lee has experience in academic, non-profit, and entrepreneurial environments.  He has been effective at re-envisioning organizations, defining strategies and communicating the vision to all levels of organization.  Dr. Lee has led various organizations through significant changes in organizational structure and culture by implementing an empowerment leadership paradigm, which resulted in significant growth and revenues.

Dr. Lee received a B.Sc. in Psychology from York University, Toronto, Ontario in 1984.  He received his MBA in Finance and Management from Liberty University, Lynchburg, Virginia in 1991 and a D.B.A. in Human Resource Management from Nova Southeastern University, Ft. Lauderdale, Florida in 1995.

Mr. Del Dietrich, American Commercial Realty, Land and Corporate Development

As the President of American Commercial Realty, Inc. Mr. Dietrich has been handling real-estate brokerage and marketing for 22 years.  He will be advising Diversified on real estate development, property valuation and government entitlements for permitting and construction.  Mr. Dietrich specializes in disposition, commercial leasing, and project due diligence.  He has provided Disposition Analyses and Broker Price Opinions for the United States Bankruptcy Court, banks, pension fund advisors and private investors.  Municipal planning commissions and redevelopment agencies have sought his help with general plan amendments, code compliance and mitigation and conditional use permits.  Mr. Dietrich has represented corporate and individual clients in over $1 Billion of Silicon Valley real estate transactions.  Much of this representation involved office, industrial, and land development projects.

Mr. Ken Holman, MAI Industries, Construction Management and Development

Mr. Holman has over eighteen years of experience in project management, turn-key design build procurement, and business development for one of the leading General Contractors in the Silicon Valley.  His extensive experience includes clean rooms, bio-pharmaceutical labs, medical facilities, building retrofits, and new building construction.  Most recently, Ken has concentrated on the benefit analysis of the collaborative design-build approach to technical projects and the inherent cost and time savings gained by utilizing this approach.  Ken will be providing his expertise in the areas of cost analysis for various types of construction methods and techniques and site selection. He earned a Bachelors Degree in Construction Management from Cal Poly San Luis Obispo in 1988.

Dr. Keith Knopes, Business Consultant, Corporate  and Business Development

Dr. Knopes is an Anesthesiologist at the Virginia Mason Medical Center in Seattle, and a Clinical Assistant Professor at the University of Washington.  His specialties include cardiac anesthesiology, cardiovascular pharmacology, and intra-operative pharmacology.  With over 30 years experience in operations management, sales, marketing, and business development in the medical sector, Dr. Knopes will provide DBMI with valuable medical and business perspective.  He earned his M.D. at the Stanford University School of Medicine in 1981, interned at Duke Medical Center in 1982, and completed his residency at Duke University in 1986.  Dr. Knopes has the distinction of graduating from Stanford University with two medical degrees in the same year.

Mr. Don Iverson, Coffman Engineers, Engineering and Construction

Mr. Iverson has over twenty-five years of experience in project management, engineering, and construction administration for building mechanical systems.  His extensive experience includes engineering and design of special piping and plumbing systems as well as complex ventilation, steam, and liquid heat-transfer systems for heating and air conditioning.  While Don has direct engineering experience in virtually all types of buildings, most of his career has been oriented toward the more complex systems typically found in laboratory and health care facilities, including Swedish Cancer Institute – Seattle, Loma Linda University Medical Center, Evergreen Hospital, St. Francis Hospital, Providence Hospital Medical Center, Stevens Memorial Hospital, Washington State University Veterinary Science Building and Point Defiance Zoo Animal Hospital.  Don has a hands-on, yet very team-oriented approach to developing sensible and cost effective systems for the most demanding applications.  His continuous involvement in a project, from concept development through successful Owner occupancy, is routine.  Mr. Iverson will be advising Diversified on its corporate objectives as they relate to the design and construction of facilities.

Code of Ethics

The Company has not as yet adopted a Code of Ethics.

ITEM 6 - EXECUTIVE COMPENSATION.

Officers

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Garry R. Montgomery, CEO, Chairman	2008 2007 2006	71,,250 62,500 0.00		Nil $1,250.00 $1,250.00				57,504 87,500	71,250 121,254 88,750

Directors

Name	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Garry Montgomery	2008 2007

OPTIONS

The Company has not adopted a formal stock option plan and has issued no options.

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of the corporation in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the corporation or any of its subsidiaries.

ITEM 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

Other than as set forth in this Item 7, there are no relationships, transactions, or proposed transactions to which the registrant was or is to be a party, in which any of the named persons set forth in Item 404 of Regulation S-K had or is to have a direct or indirect material interest.

On January 15, 2009, the Company entered into negotiations with Xcellerex.  DBM wishes to establish the first Canadian cGMP compliant  bio-manufacturing facility utilizing disposable manufacturing systems in Vancouver, BC, in a 10-15,000 ft2 facility (the “Facility”) utilizing Xcellerex’s (“XRX”) FlexFactory™ and related technologies.  DBM and XRX are discussing the implementation of the FlexFactory into the Facility as rapidly as possible.  XRX would make its technology available at a cash discount to its current list pricing, and DBM would purchase such technology with cash and equity.  These negotiations are on-going.  No definitive agreement has been entered into.

On January 26, 2009, the Company announced it has selected Evans & Evans Inc., a leading Canadian boutique Investment Banking firm, to act as its corporate finance advisor.  Evans & Evans will work closely with DBMI in regards to all aspects of project financing for DBM’s first biomanufacturing facility in Vancouver’s Lower Mainland as well as acting as an advisor in all financial aspects relating to the public listing of DBM. In this regard DBM is also pleased to announce that Mr. Michael A. Evans has joined DBM as Vice President of Finance while the company initiates an executive search for a CFO with expertise in the field of biomanufacturing.

Evans & Evans, Inc. is a leading Canadian boutique Investment Banking firm with offices and affiliates in Canada, the U.S. and Asia. They offer a range of independent and advocate services to their clients including valuation and fairness opinions, business planning and research, mergers and acquisitions advice, business due diligence, market and competitive research and capital formation assistance. Evans & Evans’ team of qualified and experienced professionals assists emerging growth companies to attain a full range of their corporate and financial objectives. For more information, visit: www.evansevans.com

In conjunction with the above, DBMI also wishes to announce that it has retained Mr. Norman Eyolfson to assist the company in the area of Investor Awareness and Public Relations. Mr. Eyolfson has extensive experience in working with public companies in the area of corporate development as well as at the Board level.

March 11th, 2009 Dr. Victor Knopov assumed the role of both President and CEO of Diversified Bio-Medics and Dr. Malcolm Kennard will assume the role of VP Operations. Garry Montgomery remains as a Director and Chairman of the Board and continues to be actively involved in corporate development at DBM.

ITEM 8 – LEGAL PROCEEDIGNS

The Company is not a party to any material pending legal proceedings and, to the best of its knowledge, no such action by or against the Company has been threatened.

ITEM 9 - MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The Company has not paid any cash dividends on its Common Stock since its incorporation and anticipates that, for the foreseeable future, earnings, if any, will continue to be retained for use in its business.

As of December 31, 2008, the number of common shares of the company Issued and Outstanding were 16,173,000 issued to 80 shareholders.

The Company’s common stock is not currently traded.

STOCK OPTION PLAN

The Company has not adopted a Stock Option Plan or issued any stock options.

ITEM 10 - RECENT SALES OF UNREGISTERED SECURITIES

Between March, 2003 and February, 2009, the company has issued a total of 5,500,000 restricted shares to various advisors, consultants and officers for services rendered.  The shares were issued in reliance on Section 4(2) of the Securities Act of 1933.

In March, 2003, the Company undertook an offering of its common stock.  The Company sold a total of 8,006,000 shares from March, 2003 through March 31, 2008. Purchases of common stock also received warrants to purchase additional shares of common stock.  The Company issued warrants to purchase a total of 4,840,000 shares of common stock for $0.50 per share, and warrants to purchase a total of 4,840,000 shares of common stock at $1.00 per share.  Please see Description of Registrant’s Securities to be Registered, Item 11 below, for additional information on the Warrants.  The Company relied on Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

ITEM 11 - DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

General Description.

The Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, with a par value of $0.001. The holders of the Shares: (a) have equal ratable rights to dividends from funds legally available therefore, when, as, and if declared by the Board of Directors of the Company; (b) are entitled to share ratably in all of the assets of the Company available for distribution upon winding up of the affairs of the Company; (c) do not have preemptive subscription or conversion rights and there are no redemption or sinking fund applicable thereto; and (d) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders. These securities do not have any of the following rights: (a) cumulative or special voting rights; (b) preemptive rights to purchase in new issues of Shares; (c) preference as to dividends or interest; (d) preference upon liquidation; or (e) any other special rights or preferences.  In addition, the Shares are not convertible into any other security.  There are no restrictions on dividends under any loan other financing arrangements or otherwise. See a copy of the Articles of Incorporation, and an amendment thereto, and Bylaws of the Company, attached as Exhibit 3.1, Exhibit 3.2, and Exhibit 3.3, respectively, to this Form 10.  As of the date of this Form 10, the Company had 16,173,000 shares of common stock outstanding.

Preferred Stock

The Articles of Incorporation authorize the issuance of 10,000,000 shares of preferred stock, with a par value of $0.001.  The Board of Directors has the authority to set the rights and privileges of this class of stock prior to issuance.  As of the date of this Form 10, the Company had not issued any shares of preferred stock and no rights and privileges have been set.

Warrants

In connection with an offering of their common stock, the Company has issued warrants to certain shareholders to purchase shares of the Company’s common stock.  See Recent Sales of Unregistered Securities, Item 10 above, for additional information.  Following are details relating to the two classes of warrants issued.

$1.00 Warrants

Holders of these warrants have the right to purchase an aggregate 4,840,000 shares of common stock at $1.00 per share.  These warrants expire 24 months following a liquidity event.  A liquidity event is defined as an event resulting in the Company’s common stock receiving a ticker symbol allowing for its stock to be traded on a market exchange.

$0.50 Warrants

Holders of these warrants have the right to purchase an aggregate 4,840,000 shares of common stock at $0.50 per share.  These warrants expire 24 months following a liquidity event.  A liquidity event is defined as an event resulting in the Company’s common stock receiving a ticker symbol allowing for its stock to be traded on a market exchange.

Non-Cumulative Voting.

The holders of Shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding Shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining Shares will not be able to elect any of the Company’s directors.

Dividends.

The Company does not currently intend to pay cash dividends. The Company’s proposed dividend policy is to make distributions of its revenues to its stockholders when the Company’s Board of Directors deems such distributions appropriate. Because the Company does not intend to make cash distributions, potential shareholders would need to sell their shares to realize a return on their investment. There can be no assurances of the projected values of the shares, nor can there be any guarantees of the success of the Company.

A distribution of revenues will be made only when, in the judgment of the Company’s Board of Directors, it is in the best interest of the Company’s stockholders to do so. The Board of Directors will review, among other things, the investment quality and marketability of the securities considered for distribution; the impact of a distribution of the investee’s securities on its customers, joint venture associates, management contracts, other investors, financial institutions, and the company’s internal management, plus the tax consequences and the market effects of an initial or broader distribution of such securities.

Possible Anti-Takeover Effects of Authorized but Un-issued Stock.

The Company’s authorized but un-issued capital stock consists of 83,827,000 Shares of common stock. One effect of the existence of authorized but un-issued capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company’s management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company’s best interests, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent, or render more difficult or costly, completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Transfer Agent.

The Company has not yet engaged the services of a transfer agent.

ITEM 12 - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

No director of the Company will have personal liability to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Articles of Incorporation limiting such liability.  The foregoing provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

The By-laws provide for indemnification of the directors, officers, and employees of the Company in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of the Company if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation.  The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law (Section 78.751).

The officers and directors of the Company are accountable to the Company as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting the Company.   In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to the Company, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management.  Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

ITEM 13 – FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Included herewith are the following financial statements.

Unaudited financial statements for the nine-month period ended December 31, 2008 and 2007.

Audited Financial Statements for the years ended March 31, 2008 and 2007, and the Period from March 14, 2003 (inception) to March 31, 2008.

Diversified Bio-Medics, Inc.
(A Development Stage Company)
Balance Sheets

	December 31	March 31,
	2008 (Unaudited)	2008

ASSETS
Current Assets
Cash	$117	$53,323
Due from related party (Note 5)	10,009	8,314
Prepaid expenses	526	1,638
Total current assets	10,652	63,275

Property and equipment, net (Note 3)	837	1,583

Total assets	$11,489	$64,858

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$11,360	$-
Accrued liabilities	2,391	2,890
Advance from shareholder	4,600
Advances payable, related party (Note 5)	31,250	-
Total current liabilities	49,601	2,890

Shareholders' equity (deficit) (Note 7)
Preferred stock - $.001 par value, 10,000,000 shares authorized,
no shares have been issued	-	-
Common stock - $.001 par value, 100,000,000 shares authorized,
16,173,000 and 15,654,500 shares issued and outstanding
at December 31, 2008 and March 31, 2008, respectively	16,173	15,654
Additional paid-in capital	3,014,545	2,905,461
Deficit accumulated during development stage	(3,068,830)	(2,859,147)
Total shareholders' equity (deficit)	(38,112)	61,968

Total liabilities and shareholders' equity (deficit)	$11,489	$64,858

See accompanying notes to the financial statements

Diversified Bio-Medics, Inc.
(A Development Stage Company)
Statements of Operations (Unaudited)

						Cumulative from
	Three Months Ended		Nine Months Ended			March 14, 2003
	December 31		December 31			( Inception Date)
	2008	2007		2008	2007	to December 31, 2008
Revenues	$-	$-	$		$-	$-

Expenses
Salaries expense	40,631	78,280		128,264	137,242	318,856
Travel	3,894	7,234		15,561	18,482	91,185
Meals and entertainment	785	4,036		2,023	11,014	59,408
Commission expense	-	-		-	12,000	12,000
Consulting	-	5,000		14,460	45,585	2,263,101
Legal and accounting	499	819		11,694	16,803	86,294
Rent	1,800	1,500		5,400	4,500	28,740
Repairs and maintenance	-	-		-	336	2,290
Telephone	1,233	1,439		4,613	4,017	25,364
Computer and Internet	346	2,491		573	6,465	8,031
Office expenses	2,086	6,471		17,900	24,069	104,445
Leasehold maintenance	-	-		-	-	4,155
Conferences	-	-		280	871	4,574
Amortization	-	-		-	-	4,155
Bank and credit card charges	71	-		542	14	2,568
Depreciation	158	351		747	1,053	6,183
Insurance	-	107		-	214	5,815
Dues and subscriptions	-	2,252		1,482	4,142	13,595
Advertising	972	-		5,720	-	20,144
Miscellaneous	-	-		365	-	3,842
Licenses and fees	-	-		59	642	3,385
Share issue costs	-	-		-	-	700
Total Expenses	52,475	109,980		209,683	287,449	3,068,830

Net Loss	$(52,475)	$(109,980)		$(209,683)	$(287,449)	$(3,068,830)

Net loss per basic and diluted shares	$(0)	$(0)		$(0)	$(0)

Weighted average shares outstanding	16,159,087	14,496,000		16,005,258	14,478,959

See accompanying notes to the financial statements

Diversified Bio-Medics, Inc.
(A Development Stage Company)
Statements of Cash Flows (Unaudited)

			Cumulative from
			March 14, 2003
	For the Nine Months Ended December 31,		( Inception Date)
	2008	2007	to December 31, 2008
Cash flows from operating activities
Net Loss	$(209,683)	$(287,449)	$(3,068,830)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	747	1,053	10,338
Stock issued for consulting services	4,500	-	1,667,627
Changes in operating assets and liabilities
(Increase) decrease in due from related party	(1,695)	(8,912)	(10,009)
(Increase) decrease in prepaid expenses	1,112	5,519	(526)
Increase (decrease) in advance from shareholder	4,600	-	4,600
Increase (decrease) in advances payable, related parties	31,250	-	31,250
Increase (decrease) in accrued liabilities	(499)		2,391
Increase (decrease) in accounts payable	11,360	14,006	11,360
Net cash used by operating activities	(158,306)	(275,783)	(1,351,799)

Cash flows from investing activities
Acquisition of property and equipment	-	-	(11,174)
Net cash used by investing activities	-	-	(11,174)

Cash flows from financing activities
Collection on stock subscription receivable	-	-	81,500
Dividend paid out	-	-	(12,800)
Cash proceeds from issuance of stock	105,100	290,000	1,294,390
Net cash provided by financing activities	105,100	290,000	1,363,090

Net increase in cash	(53,206)	14,217	117
Cash - beginning of period	53,323	147,155	-
Cash - end of period	$117	$161,372	$117

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$-	$-	$-
Federal income tax	$-	$-	$-
Non-cash investing and financing activity:
Stock issued for subscriptions receivable	$-	$-	$81,500

See accompanying notes to the financial statements

Diversified Bio-Medics, Inc.

(A Development Stage Company)

Notes to the Financial Statements (Unaudited)

For the Nine Months Ended December 31, 2008

And the Period from March 14, 2003 (inception) to December 31, 2008

Note 1 – Organization and Nature of Presentation

Diversified Bio-Medics, Inc., a development stage company, (the Company ) is located in Blaine, Washington and was incorporated in the state of Nevada on March 14, 2003.

The Company is a development stage company in accordance with SFAS 7, “Accounting and Reporting by Development Stage Enterprises” and is preparing to engage in providing premium manufacturing facilities and laboratory services for biotechnology manufacturing companies.  The Company has elected a fiscal year end of March 31.

Note 2 – Summary of Significant Accounting Policies

Development Stage Company

Accounting principles used by a development stage company conform to generally accepted accounting principles that apply to an established company, both for recognizing revenue and for determining whether costs incurred should be charged to current period expense, capitalized or deferred.

Cash

For purposes of reporting the statements of cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash or cash equivalents.  At December 31, 2008, the Company did not have any cash deposits in excess of the amount insured by the Federal Deposit Insurance Corporation (FDIC).

Revenue Recognition

Revenue is recognized after persuasive evidence of an arrangement exists, after delivery of goods has occurred or services have been rendered, after the price is fixed or determinable, and after collectability is reasonably assured.

Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of 5 years.  Repair and maintenance expenditures are expensed as incurred.

Advertising

The Company expenses advertising costs as they are incurred.  Advertising expenses for the nine months ended December 31, 2008 and 2007 were $5,720, and nil, respectively.

Income taxes

The accounting for income taxes requires an asset and liability approach under SFAS 109 “Accounting for Income Taxes.”  This accounting requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

Diversified Bio-Medics, Inc.

(A Development Stage Company)

Notes to the Financial Statements (Unaudited)

For the Nine Months Ended December 31, 2008

And the Period from March 14, 2003 (inception) to December 31, 2008

(continued)

Note 2 – Summary of Significant Accounting Policies – (Continued)

Loss per Share

Basic net loss per share (LPS) is calculated using net loss available to common shareholders divided by the weighted-average number of shares of common stock outstanding during the period.

Start-up Costs

Start-up costs consisting of organization costs and pre-operating costs are expensed as incurred.

Stock-Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to service providers.  The Company measures stock-based compensation cost at grant date, based on the estimated fair value of the award, and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the requisite service period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions.  Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and affect the reported amounts of revenues and expense during the reporting period.   Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Standard identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. SFAS 162 directs the hierarchy to the entity, rather than the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with generally accepted accounting principles. The Standard is effective 60 days following SEC approval of the Public Company Accounting Oversight Board amendments to remove the hierarchy of generally accepted accounting principles from the auditing standards. SFAS 162 is not expected to have an impact on the financial statements.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.  This statement clarifies accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises.  SFAS 163 is effective for fiscal years and interim periods within those years, beginning after December 15, 2008.  Because we do not issue financial guarantee insurance contracts, we do not expect the adoption of this standard to have an effect on our financial position or results of operations.

Diversified Bio-Medics, Inc.

(A Development Stage Company)

Notes to the Financial Statements (Unaudited)

For the Nine Months Ended December 31, 2008

And the Period from March 14, 2003 (inception) to December 31, 2008

(continued)

Note 2 – Summary of Significant Accounting Policies – (Continued

In March of 2008 the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133, “Accounting for Derivatives and Hedging Activities.”  SFAS No. 161 has the same scope as Statement No. 133 but requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. SFAS No. 161 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In December, 2007, the FASB issued SFAS No. 160, “Non-controlling interests in Consolidated Financial Statements, an amendment of ARB No. 51.”   SFAS No. 160 applies to “for-profit” entities that prepare consolidated financial statements where there is an outstanding non-controlling interest in a subsidiary. The Statement requires that the non-controlling interest be reported in the equity section of the consolidated balance sheet but identified separately from the parent.  The amount of consolidated net income attributed to the non-controlling interest is required to be presented, clearly labeled for the parent and the non-controlling entity, on the face of the consolidated statement of income.  When a subsidiary is de-consolidated, any retained non-controlling interest is to be measured at fair value.  Gain or loss on de-consolidation is recognized rather than carried as the value of the retained investment.  The Statement is effective for fiscal years and interim periods beginning on or after December 15, 2008.  It cannot be adopted earlier but, once adopted, is to be applied retroactively.  This pronouncement has no effect on the Company’s financial reporting at this time.

Also in December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”).  SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree.  It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively.  SFAS No. 141R has no effect on the Company’s financial reporting.

Diversified Bio-Medics, Inc.

(A Development Stage Company)

Notes to the Financial Statements (Unaudited)

For the Nine Months Ended December 31, 2008

And the Period from March 14, 2003 (inception) to December 31, 2008

(continued)

Note 3 – Property and Equipment

Property and equipment consisted of the following:

	December 31	March 31
	2008	2008
Furniture and Equipment	$7,019	$7,019
Leasehold Improvements	-	-
	7,019	7,019
Less accumulated depreciation	(6,182)	(5,436)

Net property and equipment	$837	$1,583

Note 4 – Income Taxes

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income regardless of when reported for tax purposes.  Deferred taxes are provided in the financial statements under SFAS No. 109 to give effect to the temporary differences which may arise from differences in the bases of fixed assets, depreciation methods and allowances based on the income taxes expected to be payable in future years.  Minimal development stage deferred tax assets arising as a result of net operating loss carry-forwards (net operating losses) have been offset completely by a valuation allowance due to the uncertainty of their utilization in future periods.

The Company has available at December 31, 2008, net operating loss carry forwards of approximately $3,068,830 which may be applied against future taxable income and which expire in 2023.  The net deferred tax assets are approximately $1,043,400 and $972,000 as of December 31, 2008 and March 31, 2008, respectively, with an offsetting valuation allowance of the same amount.  The change in the valuation allowance for the nine-month period ended December 31, 2008 is approximately $71,400.

Note 5 – Related Party Transactions

The Company has entered into agreements with certain shareholders to provide services paid for with shares of common stock as well as cash payments.  Costs for services payable to these shareholders amounted to $112,500 and $119,504 for the nine months ended December 31, 2008; and 2007, respectively.

The Company had $35,850 outstanding due to related parties as of December 31, 2008; and zero, as of March 31, 2008.  These amounts consist of services costs payable to and advances from parties related to the Company.

Diversified Bio-Medics, Inc.

(A Development Stage Company)

Notes to the Financial Statements (Unaudited)

For the Nine Months Ended December 31, 2008

And the Period from March 14, 2003 (inception) to December 31, 2008

(continued)

Note 5 – Related Party Transactions – (Continued)

Also, the Company regularly provides travel advances to one related party. As of December 31, 2008 and March 31, 2008, there were travel advances made in excess of funds used in the amounts of $10,009 and $8,314 respectively.

Note 6 – Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted principles, which contemplate continuation of the Company as a going concern.  The Company has experienced net losses of $209,683 and $287,449 for the nine months ended December 31, 2008; and, 2007 respectively.  The accumulated deficit of the Company since its inception is $3,068,830, and the Company has reported no revenues since its inception on March 14, 2003.  The Company’s continued existence is dependent upon securing additional financing to fund its future development and operating activities.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent on the Company’s obtaining adequate capital or it could be forced to cease operations.  The Company will require additional funds to implement our development programs.  These funds may be raised though equity financing, debt financing or other sources, which may result in further dilution in the equity ownership of the common stock of the Company.  There is still no assurance that the Company will be able to maintain operations at a level sufficient for an investor to obtain a return on his investment in our common stock.  Further, the Company may continue to be unprofitable.

The Company will depend almost exclusively on outside capital to pay for the continued development of its biomanufacturing facility.  Such outside capital may include the sale of additional stock, government grants, industrial bonds and/or commercial borrowing.  The Company can provide no assurances that any financing will be successfully completed.

Capital may not continue to be available as necessary to meet these continuing development costs or, if the capital is available, there is no guarantee that it will be on terms acceptable to management.  The issuance of additional equity securities by the Company would result in a significant dilution in the equity interests of the current shareholders.  Obtaining commercial loans, assuming those loans would be available, will increase liabilities and future cash commitments.

Management’s plans to obtain such resources for the Company include (1) raising additional capital through sales of common stock, the proceeds of which would be used to pay for working capital; (2) pursuing other possible additional capital resources through joint venture, merger or acquisition or other strategic alliance; and (3) preserving cash by attracting and retaining employees by supplementing pay with stock options.

Diversified Bio-Medics, Inc.

(A Development Stage Company)

Notes to the Financial Statements (Unaudited)

For the Nine Months Ended December 31, 2008

And the Period from March 14, 2003 (inception) to December 31, 2008

(continued)

Note 6 – Going Concern – (Continued)

If the Company is unable to obtain financing in the amounts and on terms deemed acceptable to the Company, the Company may be unable to continue its business and as a result may be required to scale back or cease operations for its business, the result of which would be that shareholders would lose some or all of their investment.

The financial statements included herein do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 7 – Shareholder’s Equity (Deficit)

As of December 31, 2008 and March 31, 2008, the Company had 100,000,000 shares of common stock authorized and 16,173,000 and 15,654,500 shares issued and outstanding respectively. In the nine months ended December 31, 2008, the Company issued 518,500 shares of which 500,000 were issued for cash in the amount of $105,100 and 18,000 were issued for services valued at $.25 a share.

In the year ended March, 31, 2008, the Company issued 1,498,500 shares of which 900,000 were issued for cash in the amount of $225,000 and 598,500 were issued for services valued at $.25 a share.

Diversified Bio-Medics, Inc.

(A Development Stage Company)

Audited Financial Statements

For the years ended March 31, 2008 and 2007

and the Period from March 14, 2003 (inception) to March 31, 2008

Diversified Bio-Medics, Inc.

(A Development Stage Company)

Index to Audited Financial Statements

For the years ended March 31, 2008 and 2007

and the Period from March 14, 2003 (inception) to March 31, 2008

Page(s)
Report of Independent Registered Public Accounting Firm	3

Balance Sheets as of March 31, 2008 and 2007	4

Statements of Operations for the Years ended March 31, 2008, and 2007 and for the Period of March 14, 2003
(inception) to March 31, 2008	5

Statements of Shareholders' Equity (Deficit) from March 14,
2003 (inception) to March 31, 2008	6

Statements of Cash Flows for the Years ended March 31, 2008, and 2007 and the Period of March 14, 2003 (inception)
to March 31, 2008	7

Notes to the Financial Statements	8 - 12

3

Child, Van Wagoner & Bradshaw, PLLC
CERTIFIED PUBLIC ACCOUNTANTS

Douglas W. Child, CPA
Marty D. Van Wagoner, CPA
J. Russ Bradshaw, CPA
William R. Denney, CPA
Roger B. Kennard, CPA
Russell E. Anderson, CPA
Scott L. Farnes

1284 W. Flint Meadow Dr. #D
Kaysville, Utah 84037
Telephone 801.927.1337
Facsimile 801.927.1344

5296 S. Commerce Dr. #300
Salt Lake City, Utah 84107
Telephone 801.281.4700
Facsimile 801.281.4701

Suite A, 5/F
Max Share Centre
373 King's Road
North Point, Hong Kong
Telephone 852.21.555.333
Facsimile 852.21.165.222

www.cpaone.net

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders of
Diversified Bio-Medics, Inc.
264 H Street, Suite A
Blaine, WA 98230

We have audited the accompanying balance sheets of Diversified Bio-Medics, Inc. (the Company) as of March 31, 2008 and 2007, and the related statements of operations, statement of shareholders' equity, and cash flows for the years then ended and the period of March 14, 2003 (inception) to March 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diversified Bio-Medics, Inc. as of March 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended and the period of March 14, 2003 (inception) to March 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has incurred significant net losses since inception. This raises substantial doubt about the Company's ability to meet its obligations and to continue as a going concern. Management's plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Child, Van Wagoner & Bradshaw PLLC

Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
August 20, 2008

4

Diversified Bio-Medics, Inc.
(A Development Stage Company)
Balance Sheets

	March 31,	March 31,
	2008	2007
ASSETS
Current Assets
Cash	$53,323	$147,155
Due from related party (Note 5)	8,314	-
Stock subscriptions receivable	-	70,000
Prepaid expenses	1,638	8,656
Total current assets	63,275	225,811

Property and equipment, net (Note 3)	1,583	2,987

Total assets	$64,858	$228,798

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accrued liabilities	$2,890	$250
Accounts payable, related party (Note 5)	-	20,496
Total current liabilities	2,890	20,746

Shareholders' equity (Note 7)
Preferred stock - $.001 par value, 10,000,000 shares
authorized, no shares isssued and outstanding at
March 31, 2008 and 2007	-	-
Common stock - $.001 par value, 100,000,000 shares
authorized, 15,654,500 and 14,156,000 shares
issued and outstanding at March 31, 2008 and 2007,
respectively	15,654	14,156
Additional paid-in capital	2,905,461	2,532,334
Deficit accumulated during development stage	(2,859,147)	(2,338,438)
Total stockholders' equity	61,968	208,052

Total liabilities and shareholders' equity	$64,858	$228,798

See accompanying notes to the financial statements.

5

Diversified Bio-Medics, Inc
(A Development Stage Company)
Statements of Operations

			Cummulative from
			March 14, 2003
	For the Years Ended March 31,		(Date of Inception)
	2008	2007	to March 31, 2008
Revenues	$-	$-	$-

Expenses
Salaries expense	190,592	-	190,592
Travel	23,434	19,531	75,624
Meals and entertainment	12,260	9,468	57,385
Commission expense	12,000	10,798	12,000
Consulting	178,526	191,500	2,248,641
Legal and accounting	35,929	5,449	74,600
Rent	6,000	4,800	23,340
Repairs and maintenance	406	1,160	2,290
Telephone	5,505	4,845	20,751
Computer and Internet	7,458	-	7,458
Office expenses	28,083	-	86,545
Leasehold maintenance	-	4,155	4,155
Conferences	1,197	2,126	4,294
Amortization	-	2,008	4,155
Bank and credit card charges	14	1,422	2,026
Depreciation	1,404	1,404	5,436
Insurance	214	1,130	5,815
Dues and subsctiptions	7,743	908	12,113
Advertising	7,504	856	14,424
Miscellaneous	1,383	427	3,477
Licenses and fees	1,057	394	3,326
Share issue costs	-	-	700
Total Expenses	520,709	262,381	2,859,147

Net Loss	$(520,709)	$(262,381)	$(2,859,147)

Net loss per basic and diluted shares	$(0.04)	$(0.02)

Weighted average shares outstanding	14,814,386	11,396,019

See accompanying notes to the financial statements.

6

Diversified Bio-Medics, Inc.
(A Development Stage Company)
Statements of Shareholders' Equity (Deficit)

						Deficit
						Accumulated
					Additional	During the
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total
Balance - March 14, 2003 (Inception)	-	$-	-	$-	$-	$-	$-

Issuance of stock for cash	20,000	20	-		4,980		5,000
Issuance of stock for consulting	1,000,000	1,000	-				1,000
Net Loss						(10,100)	(10,100)
Balance March 31, 2003	1,020,000	1,020	-	-	4,980	(10,100)	(4,100)

Issuance of stock for cash	1,140,000	1,140	-		298,860		300,000
Issuance of stock for consulting	2,350,000	2,350	-		585,150		587,500
Dividends					(12,800)		(12,800)
Net Loss						(878,374)	(878,374)
Balance March 31, 2004	4,510,000	4,510	-	-	876,190	(888,474)	(7,774)

Issuance of stock for cash			340,000	340	115,950		116,290
Conversion of preferred stock to common	(4,510,000)	(4,510)	4,510,000	4,510
Net Loss						(130,118)	(130,118)
Balance March 31, 2005	-	-	4,850,000	4,850	992,140	(1,018,592)	(21,602)

Issuance of stock for cash	-	-	880,000	880	174,120		175,000
Issuance of stock for subscriptions receivable	-	-	1,540,000	1,540	9,960		11,500
Issuance of stock for consulting	-	-	3,500,000	3,500	871,500		875,000
Net Loss						(1,057,465)	(1,057,465)
Balance March 31, 2006	-	-	10,770,000	10,770	2,047,720	(2,076,057)	(17,567)

Issuance of stock for cash	-	-	2,906,000	2,906	365,094		368,000
Issuance of stock for subscriptions receivable	-	-	280,000	280	69,720		70,000
Issuance of stock for consulting	-	-	200,000	200	49,800		50,000
Net Loss						(262,381)	(262,381)
Balance March 31, 2007	-	-	14,156,000	14,156	2,532,334	(2,338,438)	208,052

Issuance of stock for cash	-	-	900,000	900	224,100		225,000
Issuance of stock for consulting	-	-	598,500	598	149,027		149,625
Net Loss						(520,709)	(520,709)
Balance March 31, 2008	-	$-	15,654,500	$15,654	$2,905,461	$(2,859,147)	$61,968

See accompanying notes to the financial statements.

7

Diversified Bio-Medics, Inc.
(A Development Stage Company)
Statements of Cash Flows

			Cumulative from
			March 14, 2003
	For the Years Ended March 31,		(Date of Inception)
	2008	2007	to March 31, 2008
Cash flows from operating activities
Net Loss	$(520,709)	$(262,381)	$(2,859,147)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	1,404	3,412	9,591
Stock issued for consulting services	149,625	50,000	1,663,125
Changes in operating assets and liabilities
(Increase) decrease in due from related party	(8,314)	4,598	(8,314)
(Increase) decrease in prepaid expenses	7,018	(7,456)	(1,638)
Increase (decrease) in accounts payable, related party	(20,496)	(27,504)	-
Increase (decrease) in accrued liabilities	2,640	250	2,890
Net cash used by operating activities	(388,832)	(239,081)	(1,193,493)

Cash flows from investing activities
Acquisition of property and equipment	-	-	(11,174)
Net cash used by investing activities	-	-	(11,174)

Cash flows from financing activities
Checks in excess of bank balance			-
Collection on stock subscription receivable	70,000	11,500	81,500
Dividend paid out	-	-	(12,800)
Cash proceeds from issuance of stock	225,000	368,000	1,189,290
Net cash provided by financing activities	295,000	379,500	1,257,990

Net increase in cash	(93,832)	140,419	53,323
Cash - beginning of period	147,155	6,736	-
Cash - end of period	$53,323	$147,155	$53,323

Supplemental disclosure of cash flow information
Cash paid for:
Interest	$-	$-	$-
Federal income tax	$-	$-	$-
Non-cash investing and financing activity:
Stock issued for services	$149,625	$50,000	$1,663,125
Stock issued for subscriptions receivable	$-	$70,000	$81,500

See accompanying notes to the financial statements.

8

Diversified Bio-Medics, Inc.

(A Development Stage Company)

Notes to the Financial Statements

For the Years Ended March 31, 2008 and 2007

And the Period from March 14, 2003 (inception) to March 31, 2008

Note 1 – Organization and Nature of Presentation

Diversified Bio-Medics, Inc., a development stage company, (the Company ) is located in Blaine, Washington and was incorporated in the state of Nevada on March 14, 2003.

The Company is a development stage company in accordance with SFAS 7, “Accounting and Reporting by Development Stage Enterprises” and is preparing to engage in providing premium manufacturing facilities and laboratory services for biotechnology manufacturing companies.  The Company has elected a fiscal year end of March 31.

Note 2 – Summary of Significant Accounting Policies

Development stage company

Accounting principles used by a development stage company conform to generally accepted accounting principles that apply to an established company, both for recognizing revenue and for determining whether costs incurred should be charged to current period expense, capitalized or deferred.

Cash

For purposes of reporting the statements of cash flows, the Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash or cash equivalents.  At March 31, 2008, the Company did not have any cash deposits in excess of the amount insured by the Federal Deposit Insurance Corporation (FDIC).

Revenue recognition

Revenue is recognized after persuasive evidence of an arrangement exists, after delivery of goods has occurred or services have been rendered, after the price is fixed or determinable, and after collectability is reasonable assured.

Property and equipment

Property and equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of 5 years.  Repair and maintenance expenditures are expensed as incurred.

Advertising

The Company expenses advertising costs as they are incurred.  Advertising expenses for the years ended March 31, 2008 and 2007 were $7,504 and $856, respectively.

Income taxes

The accounting for income taxes requires an asset and liability approach under SFAS 109 “Accounting for Income Taxes.”  This accounting requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities.

Loss per Share

Basic net loss per share (LPS) is calculated using net loss available to common shareholders divided by the weighted-average number of shares of common stock outstanding during the year.

Start-up costs

Start-up costs consisting of organization costs and pre-operating costs are expensed as incurred.

Stock-Based Compensation

Stock-based compensation represents the cost related to stock-based awards granted to service providers.  The Company measures stock-based compensation cost at grant date, based on the estimated

9

Diversified Bio-Medics, Inc.

(A Development Stage Company)

Notes to the Financial Statements

For the Years Ended March 31, 2008 and 2007

And the Period from March 14, 2003 (inception) to March 31, 2008 fair value of the award, and recognizes the cost as expense on a straight-line basis (net of estimated forfeitures) over the requisite service period.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions.  Such estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and affect the reported amounts of revenues and expense during the reporting period.   Actual results could differ from those estimates.

Recently issued accounting pronouncements

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This Standard identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles. FAS 162 directs the hierarchy to the entity, rather than the independent auditors, as the entity is responsible for selecting accounting principles for financial statements that are presented in conformity with generally accepted accounting principles. The Standard is effective 60 days following SEC approval of the Public Company Accounting Oversight Board amendments to remove the hierarchy of generally accepted accounting principles from the auditing standards. SFAS 162 is not expected to have an impact on the financial statements.

In May 2008, the FASB issued SFAS No. 163, Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.  This statement clarifies accounting for financial guarantee insurance contracts by insurance enterprises under FASB Statement No. 60, Accounting and Reporting by Insurance Enterprises.  SFAS 163 is effective for fiscal years and interim periods within those years, beginning after December 15, 2008.  Because we do not issue financial guarantee insurance contracts, we do not expect the adoption of this standard to have an effect on our financial position or results of operations.

In March of 2008 the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133, “Accounting for Derivatives and Hedging Activities.”  SFAS No. 161 has the same scope as Statement No. 133 but requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. SFAS No. 161 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In December, 2007, the FASB issued SFAS No. 160, “Non-controlling interests in Consolidated Financial Statements, an amendment of ARB No. 51.”   SFAS No. 160 applies to “for-profit” entities that prepare consolidated financial statements where there is an outstanding non-controlling interest in a subsidiary.  The Statement requires that the non-controlling interest be reported in the equity section of the consolidated balance sheet but identified separately from the parent.  The amount of consolidated net income attributed to the non-controlling interest is required to be presented, clearly labeled for the parent and the non-controlling entity, on the face of the consolidated statement of income.  When a subsidiary is de-consolidated, any retained non-controlling interest is to be measured at fair value.  Gain or loss on de-consolidation is recognized rather than carried as the value of the retained investment.  The Statement is effective for fiscal years and interim periods beginning on or after December 15, 2008.  It cannot be adopted earlier but, once adopted, is to be applied retroactively.  This pronouncement has no effect on the Company’s financial reporting at this time.

10

Diversified Bio-Medics, Inc.

(A Development Stage Company)

Notes to the Financial Statements

For the Years Ended March 31, 2008 and 2007

And the Period from March 14, 2003 (inception) to March 31, 2008

Also in December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS No. 141R”).  SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in the acquiree.  It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination.  It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively.  SFAS No. 141R has no effect on the Company’s financial reporting.

Note 3 – Property and Equipment

Property and equipment consisted of the following at March 31:

	2008	2007
Furniture and Equipment	$7,019	$7,019
Leasehold Improvements	-	-
	7,019	7,019
Less accumulated depreciation	(5,436)	(4,032)

Net property and equipment	$1,583	$2,987

Note 4 – Income Taxes

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income regardless of when reported for tax purposes.  Deferred taxes are provided in the financial statements under SFAS No. 109 to give effect to the temporary differences which may arise from differences in the bases of fixed assets, depreciation methods and allowances based on the income taxes expected to be payable in future years.  Minimal development stage deferred tax assets arising as a result of net operating loss carry-forwards (net operating losses) have been offset completely by a valuation allowance due to the uncertainty of their utilization in future periods.  Operating loss carry-forwards generated during the period from March 1, 2003, (date of inception) through March 31, 2008, of $2,859,147 will begin to expire in 2023.  Accordingly, deferred tax assets consisting of the tax effects of the net operating losses and other differences of approximately

$1,001,275 at March 31, 2008 was offset by the valuation allowance, which increased by $182,248 and $91,800 during the years ending March 31, 2008 and 2007, respectively.

Note 5 – Related Party Transactions

The Company has entered into agreements with the shareholders to provide consulting services paid for with shares of common stock as well as cash payments.  Consulting expenses to shareholders amounted to $178,526 and $191,500 for the years ended March 31, 2008 and 2007, respectively.

The Company had zero and $20,496 outstanding due to shareholders of March 31, 2008 and 2007, respectively.  These amounts consist of consulting fees payable to the shareholders of the Company.

Also, the Company regularly provides travel advances to one shareholder. As of March 31, 2008 and 2007, there were travel advances made in excess of funds used in the amounts of $8,314 and $0.

11

Diversified Bio-Medics, Inc.

(A Development Stage Company)

Notes to the Financial Statements

For the Years Ended March 31, 2008 and 2007

And the Period from March 14, 2003 (inception) to March 31, 2008

Note 6 – Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern.  The Company has experienced net losses of $520,709 and $262,381 for the years ended March 31, 2008 and 2007, respectively.  The accumulated deficit of the Company since its inception is $2,859,147, and the Company has reported no revenues since its inception on March 14, 2003.  The Company’s continued existence is dependent upon securing additional financing to fund its future development and operating activities.  These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The ability of the Company to continue as a going concern is dependent on the Company’s obtaining adequate capital or it could be forced to cease operations.  The Company will require additional funds to implement our development programs.  These funds may be raised though equity financing, debt financing or other sources, which may result in further dilution in the equity ownership of the common stock of the Company.  There is still no assurance that the Company will be able to maintain operations at a level sufficient for an investor to obtain a return on his investment in our common stock.  Further, the Company may continue to be unprofitable.

The Company will depend almost exclusively on outside capital to pay for the continued development of its biomanufacturing facility.  Such outside capital may include the sale of additional stock, government grants, industrial bonds and/or commercial borrowing.  The Company can provide no assurances that any financing will be successfully completed.

Capital may not continue to be available as necessary to meet these continuing development costs or, if the capital is available, there is no guarantee that it will be on terms acceptable to management.  The issuance of additional equity securities by the Company would result in a significant dilution in the equity interests of the current shareholders.  Obtaining commercial loans, assuming those loans would be available, will increase liabilities and future cash commitments.

Management’s plans to obtain such resources for the Company include (1) raising additional capital through sales of common stock, the proceeds of which would be used to pay for working capital; (2) pursuing other possible additional capital resources through joint venture, merger or acquisition or other strategic alliance; and (3) preserving cash by attracting and retaining employees by supplementing pay with stock options.

If the Company is unable to obtain financing in the amounts and on terms deemed acceptable to the Company, the Company may be unable to continue its business and as a result may be required to scale back or cease operations for its business, the result of which would be that shareholders would lose some or all of their investment.

The financial statements included herein do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 7 – Shareholder’s Equity (Deficit)

As of March 31, 2008 and 2007, the Company had stock subscriptions receivable totaling $0 and $70,000 respectively.  During April 2007, the balances outstanding were received.

12

Diversified Bio-Medics, Inc.

(A Development Stage Company)

Notes to the Financial Statements

For the Years Ended March 31, 2008 and 2007

And the Period from March 14, 2003 (inception) to March 31, 2008

As of March 31, 2008 and 2007, the Company had 100,000,000 shares of common stock authorized and 15,654,500 and 14,156,000 shares issued and outstanding at March 31, 2008 and 2007 respectively.

In 2008, the Company issued 1,498,500 shares of which 900,000 were issued for cash in the amount of $225,000 and 598,500 were issued for services valued at $.25 a share.

In 2007, 3,386,000 shares were issued, of which 2,906,000 were issued for cash in the amount of $368,000; 280,000 were issued for stock subscriptions receivable in the amount of $70,000 and 200,000 were issued for services, valued at $.25 a share.

Note 8 – Stock Warrants

As of March 31, 2008, the Company has outstanding warrants to purchase an aggregate 9,680,000 shares of common stock.  The Company granted 1,640,000 warrants during 2008 to purchase 1,640,000 shares of common stock.

During 2008, the company sold 900,000 shares of stock for $.25 per share, for an aggregate purchase price of $225,000.  In conjunction with this purchase, the Company issued warrants to purchase 1,640,000; these warrants have exercise prices of $1.00 and $.50, respectively.  Since these warrants were an integrated part of the financing transaction, no fair value was assigned to these warrants.

A summary of stock warrant activities during the two-year period ended March 31, 2008 is as follows:

	Warrants	Weighted Average Exercise Price	Weighted-Average Remaining Contractual Life

Outstanding at 04/01/06	3,360,000	$0.75	*
Granted	4,680,000	0.75	-
Exercised	-	-	-
Forfeited or expired	-	-
Outstanding at 3/31/07	8,040,000	0.75	*
Exercisable at 3/31/07	8,040,000	$0.75

Granted	1,640,000	0.75	-
Exercised	-	-	-
Forfeited or expired	-	-	-
Outstanding at 3/31/08	9,680,000	0.75	*
Exercisable at 3/31/08	9,680,000	$0.75

* These warrants expire 24 months following a liquidity event.  A liquidity event is defined as an event resulting in the Company acquiring a ticker symbol.  Hence, the weighted average remaining contractual life cannot be calculated at this time.

13

ITEM 14 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

During the Company’s fiscal year and up to the present time, the principal independent accountant for the Company has neither resigned (or declined to stand for reelection) nor been dismissed.  The independent accountant for the Company is Child, Van Wagoner & Bradshaw, PLLC. This firm was engaged on or about June 14, 2007. There are not and have not been any disagreements between the company and its accountants on any matter of accounting principles, practices or financial statement disclosure.

ITEM 15 – FINANCIAL STATEMENTS AND EXHIBITS

Index to Exhibits

The following documents are attached as exhibits hereto:

Exhibit No.	Document	Location
3.1	Articles of Incorporation	Attached
3.2	Bylaws	Attached
21.1	Subsidiaries of the Registrant	Attached

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DIVERSIFIED BIO-MEDICS, INC.

Date: May 2, 2009.

By:

/s/ Garry R.Montgomery

Garry R. Montgomery, Director & CEO

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